Exhibit 99.1

Kinetic Seas and Sagtec Enter into Major Five-Year Agreement to Launch Private White-Labeled SKILLIKS Platform

August 25, 2025 – Schaumburg, IL & Kuala Lumpur, Malaysia — Kinetic Seas Incorporated (OTCQB: KSEZ) and Sagteс Global Limited (NASDAQ: SAGT) today announced the signing of a multi-year agreement to deploy a private white-labeled version of the SKILLIKS AI platform, hosted in the United States. SKILLIKS is the first AI development platform that integrates AI assisted software engineering into enterprise level application and product development. SKILLIKS makes it possible for medium and large organizations to seamlessly integrate AI into their existing software development and support processes. The deal represents a significant investment and underscores the growing importance of AI enablement in Southeast Asia.

Through this collaboration, Sagtec will harness the power of the SKILLIKS platform for its internal AI software development, while also creating AI-enabled solutions for client projects. In addition, Sagtec will be authorized to market and promote the Sagteс/Skilliks platform to enterprises seeking to expand their IT capabilities with AI.

The agreement is structured as a five-year licensing and collaboration arrangement, valued at $2 million USD, and includes a long-term revenue share component.

Key features include:

•	Hosting of the Sagtec/Skilliks private platform on secure U.S.-based cloud servers.

•	Authorization for Sagtec to use Skilliks internally and for AI-enabled client project development.

•	Joint commercialization rights for promoting the Sagtec/Skilliks platform to third-party clients.

•	Long-term revenue share model ensuring mutual benefit for both companies throughout the agreement period.

The licensed platform will also serve as a capability accelerator for Sagtec’s IT department, providing access to the SKILLIKS AI training curriculum, personalized staff skill evaluations, and weekly tailored training sessions.

“Partnering with Kinetic Seas allows us to deliver world-class AI capabilities directly into our IT framework and for our clients,” said NG Chen Lok, Director of Sagtec. “The Sagtec/Skilliks platform makes advanced AI accessible, while keeping costs practical compared to the significant savings and efficiency gains it enables.”

“This agreement represents one of the most significant licensing deals we’ve undertaken, because it reenforces our vision that the biggest barrier to AI adoption at the Enterprise level is not the AI, but a Company's existing business processes.” said Edward Honour, CEO of Kinetic Seas. “By combining Sagtec’s market reach with the strength of the SKILLIKS platform, we’re establishing a foundation for long-term innovation and growth in AI adoption across Asia.”

About Kinetic Seas Incorporated

Kinetic Seas Incorporated (OTCQB: KSEZ) is a Schaumburg, Illinois–based technology company that delivers advanced AI enablement solutions through its flagship SKILLIKS platform. The company provides enterprises with tools to build, train, and deploy AI-enabled applications efficiently and at scale.

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About Sagtec Global Limited

Sagtec Global is a regional leader in enterprise-grade POS software, AI-integrated digital systems, and secure data infrastructure for Southeast Asia’s fast-evolving retail and service economy. The company’s mission is to empower businesses with intelligent, scalable and secure technology solutions purpose-built for the digital age.

This press release contains statements that constitute "forward-looking statements." The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the company's control, including those set forth in the Risk Factors section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on April 24, 2025, and any other SEC filings, as amended or updated from time to time. Copies of the Company's filings with the SEC are available on the SEC's website at www.sec.gov/edgar/searchedgar/companysearch. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Kinetic Seas Incorporated (OTCQB: KSEZ) trades on the OTCQB Venture Market for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find real-time quotes and market information for the company on www.otcmarkets.com.

Media Contact:

Jeffrey Lozinski

Chief Operating Officer, Director

Kinetic Seas Incorporated

Email: jlozinski@KineticSeas.com

Phone: 888-901-8806

Company Contact Information:

Kinetic Seas Incorporated

1501 Woodfield Rd, Suite 114E

Schaumburg, IL 60173

www.kineticseas.com

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